Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General Cable Corporation:
We consent to the incorporation by reference in Registration Statement Nos. 333-28965, 333-31865, 333-31867, 333-31869, 333-51812, 333-51818, 333-51822, 333-58792, 333-152035, 333-152037 and 333-125190 on Form S-8; Post-effective Amendment No. 1 to Registration Statements No. 333-59125 on Form S-8; and Registration Statement Nos. 333-138511 and 333-150273 on Form S-3 of our report dated March 2, 2009 (August 12, 2009 as to the effects of the retrospective application of Financial Accounting Standards Board (FASB) Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement), FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, and Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements, which became effective January 1, 2009) with respect to the consolidated financial statements and financial statement schedule of General Cable Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective application of the new accounting standards effective January 1, 2009 disclosed in Note 2 and the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS No. 109, in 2007, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R), in 2006), and our report dated March 2, 2009 on the effectiveness of General Cable Corporation’s internal control over financial reporting for the year ended December 31, 2008, appearing in the Current Report on Form 8-K of General Cable Corporation filed on August 12, 2009.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
August 12, 2009